Exhibit 99.1

NEWS RELEASE

Contact:
Susan Ball
EVP & Chief Financial Officer
(281) 388-5521

TEAM, INC. REPORTS FOURTH QUARTER
AND FULL YEAR 2018 RESULTS

•
Record Q4 2018 operating cash flow of $36.6 million and quarterly free cash flow of $28.8 million; representing improvements of $40.1 million and $42.6 million, respectively, compared to Q4 2017; paid down $26.1 million of debt during Q4 2018

•
Continued strong performance by Quest Integrity; Q4 2018 revenues increased 25% over 2017; Q4 2018 operating income improved 58% over 2017; full year record revenues of $97.2 million, representing back-to-back years of record revenues

•	Q4 2018 net income of $8.4 million, compared to $19.7 million in Q4 2017; Q4 2018 adjusted net income of $16.5 million, compared to adjusted net income of $12.1 million for the same quarter in 2017

•	Full year 2018 net loss of $64.8 million, compared to net loss of $84.5 million for 2017

•	Q4 2018 adjusted EBITDA of $24.5 million, a 4.9% improvement compared to Q4 2017; full year 2018 adjusted EBITDA of $72.0 million, a 37% improvement compared to 2017

•	OneTEAM program exceeded its previously committed goal by generating a total of $10.1 million of savings in the second half of 2018, with $4.7 million in savings in Q4 2018

•	All business segments delivered higher revenues and improved both operating income and adjusted EBITDA for full year 2018

SUGAR LAND, TX – March 12, 2019 – Team, Inc. (NYSE: TISI) today reported its financial results for the fourth quarter and full year ended December 31, 2018.

Consolidated revenues for the fourth quarter of 2018 were $309.8 million compared to $316.3 million in the prior year quarter, primarily from lower activity in our Mechanical Services Group (“MS”), partially offset by higher activity levels in our Quest Integrity and Inspection and Heat Treating Group (“IHT”) segments. Consolidated net income in the fourth quarter of 2018 was $8.4 million ($0.27 diluted earnings per share) compared to $19.7 million ($0.66 per diluted share) in the fourth quarter of 2017. Adjusted EBITDA, a non-GAAP measure, was $24.5 million for the fourth quarter of 2018 versus $23.4 million in the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Cash flow from operations and free cash flow for the fourth quarter of 2018 both represented record quarterly performance. Cash flow from operations increased to $36.6 million, an improvement of

$40.1 million compared to the prior year quarter. Free cash flow, a non-GAAP measure, was $28.8 million for the fourth quarter of 2018, an improvement of $42.6 million from the prior year quarter. The free cash flow generated was used to repay $26.1 million in outstanding debt under our revolving credit facility during the quarter.

For the full year 2018, consolidated revenues were $1.25 billion, compared to $1.20 billion in 2017, an increase of 3.9%, reflecting higher activity levels in each of our business segments. Net loss was $64.8 million, or $2.16 loss per diluted share, compared to a net loss of $84.5 million, or $2.83 loss per diluted share in 2017. Adjusted EBITDA was $72.0 million for 2018 versus $52.6 million in 2017. Net cash provided by operating activities was $41.9 million in 2018 compared to net cash used in operating activities of $13.7 million in 2017. Free cash flow for 2018 was positive at $14.7 million compared to negative $50.5 million in 2017. The free cash flow generated was used to repay $19.7 million in outstanding debt under our revolving credit facility during the year.

Commenting on the results, Amerino Gatti, Team’s Chief Executive Officer, said, “We are pleased with the operational and financial improvements we generated in 2018. All business segments delivered higher year-over-year revenues, operating income and Adjusted EBITDA. Our Quest Integrity segment led the way, achieving record annual revenues for the second year in a row and increasing its operating income by 63%. Our focus on cash flow generation led to positive free cash flow in 2018 of $15 million, exceeding our previously announced target, which represents a free cash flow improvement of $65 million over 2017. We used this additional free cash flow to pay down debt, which improved our credit facility leverage ratio.

“The OneTEAM integration and transformation program, delivered at the high end of our $8 to $10 million of savings, achieving a total of $10.1 million, including a fourth quarter contribution of $4.7 million.

“As we enter the first quarter of 2019, we are seeing demand fluctuate in our core end-markets due to higher than average refinery utilization rates, inclement weather and the recent government shutdown, which led to certain project delays and deferrals. However, we remain encouraged by the macroeconomic factors driving our markets, which, when coupled with rescheduled maintenance projects, should lead to higher spending as the year progresses. Notwithstanding these early 2019 demand fluctuations, we are maintaining our projections of a 4-to-5% market growth for the full year 2019 and remain on track to deliver on our 2020 goals,” Mr. Gatti concluded.

The fourth quarter 2018 reported results include certain charges (credits) not indicative of Team’s core operating activities, including: $3.7 million of costs related to our OneTEAM program, $4.3 million of certain legal, professional fees and other costs, $2.3 million of restructuring costs, $1.4 million of asset write-offs/disposals, $0.6 million of executive severance/transition costs and an investment gain of $(1.0) million. Net of tax, these items totaled $8.1 million ($0.27 per diluted share).

Excluding these items, adjusted net income, a non-GAAP measure, was $16.5 million, or $0.54 adjusted earnings per diluted share for the fourth quarter of 2018 compared to adjusted net income of $12.1 million, or $0.40 adjusted earnings per diluted share for the same quarter in 2017. Our adjusted measure of operating income, Adjusted EBIT, was $5.3 million in the fourth quarter compared to $7.9 million in the prior year comparable quarter. Adjusted EBITDA was $24.5 million in the fourth quarter of 2018 compared to $23.4 million in the fourth quarter of 2017.

Adjusted net income, Adjusted EBIT, Adjusted EBITDA and free cash flow are non-GAAP financial measures that exclude certain items that are not indicative of Team’s core operating activities. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is at the end of this new release.

Fourth quarter 2018 selling, general and administrative expense (“SG&A”) was $90.1 million and included $10.0 million of items not indicative of core operating activities described above. Third quarter 2018 SG&A was $87.8 million and included $6.4 million of items not indicative of core operating activities. Excluding items not indicative of core operating activities, the sequential cost decrease of $1.3 million in the fourth quarter is primarily due to lower bad debt expense and savings generated from the OneTEAM program, partially offset by higher incentive compensation and stock-based compensation expense.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) for the quarters ended December 31, 2018 and 2017 (in thousands):

	Three Months Ended December 31,		Increase (Decrease)
	2018	2017	$	%
	(unaudited)	(unaudited)
Revenues by business segment:
IHT	$149,757	$148,690	$1,067	0.7%
MS	131,475	144,819	(13,344)	(9.2)%
Quest Integrity	28,567	22,825	5,742	25.2%
Total	$309,799	$316,334	$(6,535)	(2.1)%
Operating income (loss):
IHT	$8,554	$9,989	$(1,435)	(14.4)%
MS	2,309	11,325	(9,016)	(79.6)%
Quest Integrity	8,038	5,085	2,953	58.1%
Corporate and shared support services	(25,842)	(28,612)	2,770	9.7%
Total	$(6,941)	$(2,213)	$(4,728)	(213.6)%

The higher revenues in the fourth quarter of 2018 for both Quest Integrity and IHT reflect increased client demand for inspection-related services. Additionally, fourth quarter 2018 operating loss was favorably impacted by $4.7 million of benefits realized from the OneTEAM program. The benefits from the higher inspection activity levels resulted in a 25.2% increase in Quest Integrity’s revenues and a 58.1% increase in operating income in the fourth quarter of 2018 compared to the fourth quarter of 2017. Although IHT had slightly higher revenues during the fourth quarter of 2018, operating income decreased, primarily due to restructuring and incentive compensation costs. The decreased performance in MS in the fourth quarter of 2018 reflects a continuation of the significant demand reduction that began in the third quarter of 2018 as a result of higher than normal refinery utilization in the United States. Additionally, MS was impacted by $3.1 million of accelerated amortization associated with the Furmanite trade name, discussed below, and certain inventory charges.

Supplemental Financial Information

OneTEAM Program: The deployment phase of the OneTEAM integration and business transformation initiative, which began in the second quarter of 2018, continued throughout the fourth quarter of 2018. We incurred $3.7 million of expenses during the fourth quarter of 2018, which are primarily related to professional fees associated with the project, and $2.3 million of severance-related restructuring costs. We expect the OneTEAM program will be substantially complete in the first half of 2019.

Furmanite trade name amortization: Results for the fourth quarter of 2018 include incremental amortization expense of $3.1 million, compared to the fourth quarter of 2017, associated with a change in the estimated useful life of the Furmanite trade name, reflecting initiatives to consolidate the Company’s branding. The trade name is fully amortized as of December 31, 2018.

Interest expense: The Company recorded $7.6 million of interest expense during the fourth quarter of 2018, which includes $1.8 million of non-cash interest expense. The non-cash interest expense is primarily attributable to the amortization of debt issuance costs and the amortization of the discount on our convertible debt.

Income taxes: Our effective tax rate was a higher than usual benefit in both the fourth quarter of 2018 and 2017 due to the impacts of discrete items, including the effects of applying the 2017 Tax Cuts and Jobs Act, changes in valuation allowances on deferred tax assets and changes in deferred income taxes on investments in foreign subsidiaries.

Foreign currency: Changes in foreign currency exchange rates unfavorably impacted fourth quarter 2018 revenues by $2.6 million.

Borrowing capacity: At December 31, 2018, our cash balance was $18.3 million and we had approximately $66 million of available borrowing capacity. Total liquidity of $84 million at December 31, 2018 reflects an increase of $16 million compared to December 31, 2017. Additionally, our leverage ratio under the credit facility improved sequentially in each quarter of 2018.

Revision of Prior Period Financial Statements

In connection with the preparation of the Company’s 2018 consolidated financial statements, the Company identified errors in its previously issued 2017 consolidated financial statements. These prior period errors related to the measurement of valuation allowances on deferred tax assets. The prior period consolidated financial statements and other affected prior period financial information in this press release have been revised to correct these errors. The effect of correcting the errors increased our income tax benefit and favorably impacted our net income (loss) by $19.7 million in each of the three and twelve months ended December 31, 2017. The correction also resulted in an increase of $19.7 million to previously reported stockholders’ equity as of December 31, 2017. Based on an analysis of quantitative and qualitative factors, the Company determined the related impacts were not material to its previously filed annual or interim consolidated financial statements, and therefore, amendments of previously filed reports are not required. For additional information, please refer to our Annual Report on Form 10‑K for the year ended December 31, 2018, which is expected to be filed with the SEC by March 18, 2019.

GAAP Earnings and Non-GAAP Financial Measures

Certain items that management believes are not indicative of Team’s core operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at adjusted net income (loss) and adjusted operating income (loss) (which the Company also refers to as adjusted EBIT), each a non-GAAP financial measure. In the current quarter, the most significant of such items were $6.0 million of costs related to our OneTEAM transformation project (including $2.3 million of restructuring costs) and asset write-offs/disposal losses of $1.4 million.

A reconciliation of these financial measures to the most comparable GAAP financial measures is contained in the accompanying schedule.

Conference Call

Team, Inc. has scheduled a conference call to discuss its fourth quarter and full year 2018 results, which will be broadcast live over the Internet, on Wednesday, March 13, 2019 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 1-847-852-4067 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through March 20, 2019 and may be accessed by dialing 404-537-3406 and using pass code 4574608#. In addition, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. (NYSE: TISI) is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across over 200 locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s adjusted net income (loss) and adjusted net income (loss) per diluted share, adjusted EBITDA, EBIT, adjusted EBIT and free cash flow, which are non-GAAP financial measures provided as supplemental to the results provided in accordance with GAAP. A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.

###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017[1]	2018	2017[1]
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$309,799	$316,334	$1,246,929	$1,200,211
Operating expenses	224,398	234,723	918,673	890,212
Gross margin	85,401	81,611	328,256	309,999
Selling, general and administrative expenses	90,073	82,834	360,692	348,391
Restructuring and other related charges, net	2,269	990	6,727	2,651
Gain on revaluation of contingent consideration	—	—	(202)	(1,174)
Goodwill impairment loss	—	—	—	75,241
Operating loss	(6,941)	(2,213)	(38,961)	(115,110)
Interest expense, net	7,625	7,588	30,875	21,487
Write-off of deferred loan costs	—	—	—	1,244
Loss (gain) on convertible debt embedded derivative	—	5,474	24,783	(818)
Other (income) expense, net	(865)	(5)	(410)	510
Loss before income taxes	(13,701)	(15,270)	(94,209)	(137,533)
Less: Income tax benefit	(22,076)	(34,937)	(29,407)	(53,078)
Net income (loss)	$8,375	$19,667	$(64,802)	$(84,455)

Earnings (loss) per common share:
Basic	$0.28	$0.66	$(2.16)	$(2.83)
Diluted	$0.27	$0.66	$(2.16)	$(2.83)

Weighted-average number of shares outstanding:
Basic	30,121	29,923	30,031	29,849
Diluted	30,465	29,954	30,031	29,849
___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	December 31,
	2018	2017[1]
	(unaudited)	(unaudited)

Cash and cash equivalents	$18,288	$26,552

Other current assets	336,668	370,508

Property, plant and equipment, net	194,794	203,219

Other non-current assets	428,071	455,556

Total assets	$977,821	$1,055,835

Current portion of long-term debt and capital lease obligations	$569	$—

Other current liabilities	139,382	147,784

Long-term debt and capital lease obligations net of current maturities	356,814	387,749

Other non-current liabilities	23,956	43,128

Stockholders’ equity	457,100	477,174

Total liabilities and stockholders’ equity	$977,821	$1,055,835
___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
(in thousands)

	Twelve Months Ended December 31,
	2018	2017[1]
	(unaudited)	(unaudited)

Net loss	$(64,802)	$(84,455)

Depreciation and amortization expense	64,862	52,143

Provision for doubtful accounts	11,662	7,097

Deferred income taxes	(28,140)	(66,246)

Non-cash compensation cost	12,256	7,876

Goodwill impairment loss	—	75,241

Loss (gain) on convertible debt embedded derivative	24,783	(818)

Working capital changes	17,020	(4,984)

Other items affecting operating cash flows	4,218	418

Net cash provided by (used in) operating activities	41,859	(13,728)

Capital expenditures	(27,164)	(36,798)

Proceeds from disposal of assets	2,580	3,259

Other items affecting investing cash flow	(443)	(457)

Net cash used in investing activities	(25,027)	(33,996)

Borrowings (payments) on Credit Facility, net	(19,690)	(193,006)

Issuance of convertible debt, net of issuance costs	—	222,311

Debt issuance costs on Credit Facility	(855)	(1,938)

Cash associated with share-based payment arrangements, net	(1,390)	(497)

Other items affecting financing cash flows	(1,106)	(1,278)

Net cash (used in) provided by financing activities	(23,041)	25,592

Effect of exchange rate changes	(2,055)	2,468

Change in cash and cash equivalents	$(8,264)	$(19,664)

___________________

1	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues
IHT	$149,757	$148,690	$617,378	$588,441
MS	131,475	144,819	532,365	529,973
Quest Integrity	28,567	22,825	97,186	81,797
	$309,799	$316,334	$1,246,929	$1,200,211

Operating income (loss) (“EBIT”)
IHT[1]	$8,554	$9,989	$37,329	$11,128
MS1	2,309	11,325	6,323	(33,993)
Quest Integrity	8,038	5,085	20,138	12,337
Corporate and shared support services	(25,842)	(28,612)	(102,751)	(104,582)
	$(6,941)	$(2,213)	$(38,961)	$(115,110)

Adjusted EBIT
IHT	$10,973	$11,323	$41,410	$34,595
MS	5,302	11,490	10,581	21,297
Quest Integrity	8,416	5,090	20,556	12,766
Corporate and shared support services	(19,394)	(19,991)	(77,647)	(76,106)
	$5,297	$7,912	$(5,100)	$(7,448)
Adjusted EBITDA
IHT	$15,604	$16,080	$60,220	$53,874
MS	14,346	17,861	46,758	44,709
Quest Integrity	9,711	6,083	24,841	17,189
Corporate and shared support services	(15,126)	(16,625)	(59,801)	(63,201)
	$24,535	$23,399	$72,018	$52,571
___________________

1	For the twelve months ended December 31, 2017, includes goodwill impairment charge of $21.1 million and $54.1 million for IHT and MS, respectively.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per diluted share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized Enterprise Resource Planning (“ERP”) implementation costs, gains (losses) on our convertible debt embedded derivative, and certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including the effects of certain tax legislation changes. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes income tax expense (benefit), interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: costs associated with our OneTEAM transformation program, acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration, gains (losses) on the revaluation of contingent consideration, restructuring and other related charges (credits), executive severance/transition costs, non-capitalized ERP implementation costs and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures.
The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017[5]	2018	2017[5]
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss):
Net income (loss)	$8,375	$19,667	$(64,802)	$(84,455)
Professional fees, legal and other[1]	7,985	6,005	24,965	12,715
ERP costs	—	1,927	87	13,776
Restructuring and other related charges, net[2]	2,269	990	6,727	2,651
Executive severance/transition cost[3]	555	163	855	1,190
Natural disaster costs	—	(170)	—	2,053
Asset write-offs/disposals	1,429	1,210	1,429	1,210
Goodwill impairment loss	—	—	—	75,241
Gain on revaluation of contingent consideration	—	—	(202)	(1,174)
Write-off of deferred loan costs	—	—	—	1,244
Loss (gain) on convertible debt embedded derivative	—	5,474	24,783	(818)
Investment gain	(978)	—	(978)	—
Tax impact of adjustments and other net tax items[4]	(3,153)	(23,152)	(16,147)	(36,820)
Adjusted net income (loss)	$16,482	$12,114	$(23,283)	$(13,187)

Adjusted net income (loss) per common share:
Basic	$0.55	$0.40	$(0.78)	$(0.44)
Diluted	$0.54	$0.40	$(0.78)	$(0.44)

Adjusted EBIT and Adjusted EBITDA:
Operating loss (“EBIT”)	$(6,941)	$(2,213)	$(38,961)	$(115,110)
Professional fees, legal and other[1]	7,985	6,005	24,965	12,715
ERP costs	—	1,927	87	13,776
Restructuring and other related charges, net[2]	2,269	990	6,727	2,651
Executive severance/transition cost[3]	555	163	855	1,190
Natural disaster costs	—	(170)	—	2,053
Asset write-offs/disposals	1,429	1,210	1,429	1,210
Goodwill impairment loss	—	—	—	75,241
Gain on revaluation of contingent consideration	—	—	(202)	(1,174)
Adjusted EBIT	5,297	7,912	(5,100)	(7,448)
Depreciation and amortization
Amount included in operating expenses	6,799	7,337	27,140	27,551
Amount included in SG&A expenses	9,597	6,120	37,722	24,592
Total depreciation and amortization	16,396	13,457	64,862	52,143
Non-cash share-based compensation costs	2,842	2,030	12,256	7,876
Adjusted EBITDA	$24,535	$23,399	$72,018	$52,571

Free Cash Flow:
Cash provided by (used in) operating activities	$36,557	$(3,563)	$41,859	$(13,728)
Capital expenditures	(7,770)	(10,257)	(27,164)	(36,798)
Free Cash Flow	$28,787	$(13,820)	$14,695	$(50,526)
____________________________________

1	For the three and twelve months ended December 31, 2018, includes $3.7 million and $15.5 million, respectively, associated with the OneTEAM program (exclusive of restructuring costs).

2
For 2018, relates to restructuring costs incurred associated with the OneTEAM program. For 2017, primarily associated with the 2017 Cost Savings Initiative, net of a $1.1 million gain associated with disposal of Furmanite operations in Belgium included in the twelve months ended December 31, 2017.

3	Transition/severance costs associated with certain executive leadership changes.

4
Represents the tax effect of the adjustments at an assumed marginal tax rate of 28% for the three and twelve months ended December 31, 2018 and 37% for the three and twelve months ended December 31, 2017, except that for the twelve months ended December 31, 2017, the tax impact on the goodwill impairment loss is adjusted for the non-deductible portion and includes adjustments of $17.4 million for certain tax rate changes that decreased adjusted net income (loss) for both the three and twelve months ended December 31, 2017.

5	As revised. See Revision of Prior Period Financial Statements in this press release for additional information.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

IHT
Operating income	$8,554	$9,989	$37,329	$11,128
Professional fees, legal and other	860	—	1,086	—
Restructuring and other related charges, net[1]	1,559	104	2,995	966
Natural disaster costs	—	20	—	1,325
Asset write-offs/disposals	—	1,210	—	1,210
Goodwill impairment loss	—	—	—	21,140
Gain on revaluation of contingent consideration	—	—	—	(1,174)
Adjusted EBIT	10,973	11,323	41,410	34,595
Depreciation and amortization	4,631	4,757	18,810	19,279
Adjusted EBITDA	$15,604	$16,080	$60,220	$53,874

MS
Operating income (loss)	$2,309	$11,325	$6,323	$(33,993)
Professional fees, legal and other	(211)	—	315	163
Restructuring and other related charges, net[1]	1,775	382	2,514	393
Natural disaster costs	—	(217)	—	633
Asset write-offs/disposals	1,429	—	1,429	—
Goodwill impairment loss	—	—	—	54,101
Adjusted EBIT	5,302	11,490	10,581	21,297
Depreciation and amortization	9,044	6,371	36,177	23,412
Adjusted EBITDA	$14,346	$17,861	$46,758	$44,709

Quest Integrity
Operating income	$8,038	$5,085	$20,138	$12,337
Restructuring and other related charges, net[1]	378	5	418	429
Adjusted EBIT	8,416	5,090	20,556	12,766
Depreciation and amortization	1,295	993	4,285	4,423
Adjusted EBITDA	$9,711	$6,083	$24,841	$17,189

Corporate and shared support services
Operating loss	$(25,842)	$(28,612)	$(102,751)	$(104,582)
Professional fees, legal and other[2]	7,336	6,005	23,564	12,552
ERP costs	—	1,927	87	13,776
Restructuring and other related charges, net[1]	(1,443)	499	800	863
Executive severance/transition cost[3]	555	163	855	1,190
Natural disaster costs	—	27	—	95
Gain on revaluation of contingent consideration	—	—	(202)	—
Adjusted EBIT	(19,394)	(19,991)	(77,647)	(76,106)
Depreciation and amortization	1,426	1,336	5,590	5,029
Non-cash share-based compensation costs	2,842	2,030	12,256	7,876
Adjusted EBITDA	$(15,126)	$(16,625)	$(59,801)	$(63,201)
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1
For 2018, relates to restructuring costs incurred associated with the OneTEAM program. For 2017, primarily associated with the 2017 Cost Savings Initiative, net of a $1.1 million gain in MS associated with disposal of Furmanite operations in Belgium included in the twelve months ended December 31, 2017.

2	For the three months and twelve months ended December 31, 2018, includes $3.7 million and $15.5 million associated with the OneTEAM program (exclusive of restructuring costs).

3	Transition/severance costs associated with certain executive leadership changes.